UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2017

Data I/O Corporation
(Exact name of registrant as specified in its charter)

Washington	0-10394	91-0864123
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6645 185th Ave. N.E., Suite 100, Redmond, WA 98052
(Address of principal executive offices, including zip code)

(425) 881-6444
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company                                                                □

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act                                                                                                                                      □

Items reported in this filing:

Item 2.02 Results of Operation and Financial Condition

Item 9.01 Financial Statements and Exhibits

Item 2.02 Results of Operation and Financial Condition

A press release announcing first quarter 2017 results was made May 4, 2017 and a copy of the release is being furnished as Exhibit 99.0 in this current report.

Item 9.01 Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description
99.0	Press Release: Data I/O Reports First Quarter 2017 Results

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Data I/O Corporation

May 4, 2017	By: /s/ Joel S. Hatlen Joel S. Hatlen Vice President Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.0	Press Release: Data I/O Reports First Quarter 2017 Results

Joel Hatlen	Darrow Associates, Inc.
Vice President and Chief Financial Officer	Jordan Darrow
Data I/O Corporation 6645 185th Ave. NE, Suite 100	(512) 551-9296 jdarrow@darrowir.com
Redmond, WA 98052
(425) 881-6444

Data I/O Reports First Quarter 2017 Results

Revenue Grows 57%; Bookings Increase 42%; Demonstration of

Next Generation SentriX™ Managed and Secure Programming Technology

Redmond, WA, Thursday, May 4, 2017 – Data I/O Corporation (NASDAQ: DAIO), the leading global provider of advanced data and security programming and IP management solutions for flash-memory, flash based microcontrollers and other intelligent devices, today announced financial results for the first  quarter ended March 31, 2017.

First Quarter 2017 Highlights (on year-over-year basis unless noted)

•         Net sales of $7.2 million, a multiyear high for the first quarter

•         Total bookings of $8.4 million, a 17-year high for the first quarter

•         Gross margin as a percentage of sales of 57.7%, up from 56.3% in 4Q16 and 54.8% in 1Q16

•         Net income of $979,000 or $0.12 diluted earnings per share, up from a net loss of ($168,000) or ($0.02) diluted loss per share in 1Q16

•         Adjusted EBITDA*, excluding equity compensation, of $1.2 million, up from $44,000 in 1Q16

•         Announcement and demonstration of the SentriX™ Managed and Secure Programming technology at Embedded World

•         Backlog of $4.9 million at end of quarter, up from $3.2 million at December 31, 2016

•         Cash and securities of $10.5 million at end of quarter

Management Comments

“We experienced strong, across the board growth for equipment and consumable sales from all geographic regions in the first quarter of 2017.  Bolstered by the continued interest in our products from the Automotive and IoT sectors, we posted multiyear highs for Q1 results in sales, bookings and profitability,” said Anthony Ambrose, President and CEO of Data I/O Corporation.  “Revenues of $7.2 million in the first quarter grew by 57% from last year and 13% sequentially from the fourth quarter 2016.  Bookings of $8.4 million increased by 42% from the corresponding period of 2016. Following our strong 2016, we are off to an impressive start in 2017.

“The industry is increasingly turning to Data I/O’s automated programming platform to support the secular growth in the automotive electronics industry worldwide. Our platforms, programming technology, security and global service provide industry leading capability for automotive electronics customers and their programming center partners. Our operations team has responded to this demand by increasing PSV systems manufacturing capacity 40% since the beginning of 2016, enabling Data I/O to fully capture the automotive growth potential. Data I/O China also achieved ISO9001 certification in the first quarter.

“While we are very pleased with the Company’s financial performance in the first quarter, we are even more excited by the progress made in our next generation Managed and Secure Programming (MSP) technology.  We recently demonstrated our new SentriX™ Security Programming Technology.  Designed to secure supply chains, and maintain firmware integrity over the product lifecycle, SentriX technology securely programs authentication ICs, Secure Elements, and Secure microcontrollers for the automotive electronics and Internet of Things (IoT) markets.  It was unveiled at the Embedded World Conference and Exhibition last month in Nuremberg, Germany where we announced partnerships with Renesas, Infineon, EBV and SecureThingz. We continue to invest in SentriX for growth beyond 2017 to support a 4 billion unit secure element/secure microcontroller market.  We also announced our ConneX™ software for traceability and factory automation integration.”

Financial Results

Net sales in the first quarter of 2017 were $7.2 million, compared with $4.6 million in the first quarter of 2016.

For the 2017 first quarter, gross margin as a percentage of sales was 57.7%, compared to 54.8% in the first quarter of 2016 and 56.3% in the fourth quarter of 2016.  The improvement in gross margin as a percentage of sales for the first quarter compared to the prior periods was primarily due to favorable variances, product mix and higher order volume.

Net income in the first quarter of 2017 was $979,000, or $0.12 per diluted share, compared with a net loss of ($168,000), or ($0.02) per diluted share, in the first quarter of 2016.  Included in non-operating income for the first quarter of 2017 is $211,000 for gain on sales of non-core Internet domain assets.

Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) was $1.1 million in the first quarter of 2017, compared to ($51,000) in the first quarter of 2016.  Adjusted EBITDA, excluding equity compensation, was $1.2 million in the first quarter of 2017, compared to $44,000 in the first quarter of 2016.

Bookings in the first quarter of 2017 reached the highest level for the period in 17 years at $8.4 million, compared to $5.9 million in the first quarter of 2016.  Backlog at March 31, 2017 was $4.9 million as compared to $3.2 million at December 31, 2016.  Deferred revenue was $1.4 million at March 31, 2017, compared with $1.9 million at December 31, 2016.

Spending in the first quarter was up approximately $660,000 from the same period of 2016.  Approximately $240,000 of the increases were SG&A variable costs related to the increased level of business activity. Nearly $420,000 of the increase reflects additional spending on research and development to support new product development for the SentriX platform, the ConneX factory automation software and enhancements to other products.  The majority of this was personnel related. The Company continues to invest to support automotive demands in the near term and security opportunities in future years.

The Company’s operating leverage continues to produce meaningful incremental profitability with revenue growth, while ongoing cost improvement initiatives are on track for saving $1 million in cost of goods sold and non-headcount expenses from the 2014 baseline by the end of 2017.  Data I/O’s financial condition remains strong with a cash position of $10.5 million and working capital of $15.5 million at March 31, 2017.The Company continues to have no debt.

Conference Call Information

A conference call discussing the first quarter ended March 31, 2017 financial results will follow this release today at 2 p.m. Pacific time/5 p.m. Eastern Time.  To listen to the conference call, please dial (612) 332-0107, passcode: DAIO.  A replay will be made available approximately one hour after the conclusion of the call.  To access the replay, please dial (320) 365-3844, access code: 422682.  The conference call will also be simultaneously webcast over the Internet; visit the News and Events section of the Data I/O Corporation website at http://www.dataio.com to access the call from the site.  This webcast will be recorded and available for replay on the Data I/O Corporation website approximately one hour after the conclusion of the conference call.

About Data I/O Corporation

Since 1972 Data I/O has developed innovative solutions to enable the design and manufacture of electronic products for automotive, Internet-of-Things, industrial controls, wireless, consumer electronics, medical and other markets. Today, our customers use Data I/O security provisioning and programming solutions to reliably, securely, and cost-effectively bring innovative new products to life. These solutions are backed by a global network of Data I/O support and service providers, assuring success for our customers.

Learn more at www.dataio.com.

Forward Looking Statement and Non-GAAP financial measures

Statements in this news release concerning economic outlook, expected revenue, expected margins, expected savings, expected results, orders, deliveries, backlog and financial positions, as well as any other statement that may be construed as a prediction of future performance or events are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause actual results to differ materially from those expressed or implied by such statements.  These factors include uncertainties as to the ability to record revenues based upon the timing of product deliveries, installations and acceptance, accrual of expenses, changes in economic conditions and other risks including those described in the Company's filings on Forms 10K and 10Q with the Securities and Exchange Commission (SEC), press releases and other communications.

Non-GAAP financial measures, such as EBITDA and Adjusted EBITDA excluding equity compensation, should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.  We believe that these non-GAAP financial measures provide meaningful supplemental information regarding the Company’s results and facilitate the comparison of results.

-          tables follow   -

DATA I/O CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(UNAUDITED)

	Three Months Ended March 31,
	2017	2016

Net Sales	$7,224	$4,613
Cost of goods sold	3,057	2,085
Gross margin	4,167	2,528
Operating expenses:
Research and development	1,545	1,125
Selling, general and administrative	1,818	1,578
Total operating expenses	3,363	2,703
Operating income (loss)	804	(175)
Non-operating income (expense):
Interest income	8	12
Gain on sale of assets	211	-
Foreign currency transaction gain (loss)	(32)	(4)
Total non-operating income (expense)	187	8
Income (loss) before income taxes	991	(167)
Income tax (expense)	(12)	(1)
Net income (loss)	$979	($168)

Basic earnings (loss) per share	$0.12	($0.02)
Diluted earnings (loss) per share	$0.12	($0.02)
Weighted-average basic shares	8,031	7,945
Weighted-average diluted shares	8,327	7,945

DATA I/O CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

(UNAUDITED)

	March 31, 2017	December 31, 2016

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$10,513	$11,571
Trade accounts receivable, net of allowance for
doubtful accounts of $109 and $96, respectively	5,304	4,725
Inventories	4,407	4,059
Other current assets	540	483
TOTAL CURRENT ASSETS	20,764	20,838

Property, plant and equipment – net	1,998	1,875
Other assets	62	63
TOTAL ASSETS	$22,824	$22,776

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,490	$1,428
Accrued compensation	1,557	2,208
Deferred revenue	1,434	1,926
Other accrued liabilities	797	703
TOTAL CURRENT LIABILITIES	5,278	6,265

Long-term other payables	451	479

COMMITMENTS	-	-

STOCKHOLDERS’ EQUITY
Preferred stock -
Authorized, 5,000,000 shares, including
200,000 shares of Series A Junior Participating
Issued and outstanding, none	-	-
Common stock, at stated value -
Authorized, 30,000,000 shares
Issued and outstanding, 8,048,516 shares as of March 31,
2017 and 8,015,746 shares as of December 31, 2016	19,206	19,204
Accumulated (deficit)	(2,381)	(3,360)
Accumulated other comprehensive income	270	188
TOTAL STOCKHOLDERS’ EQUITY	17,095	16,032
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$22,824	$22,776

NON-GAAP FINANCIAL MEASURE RECONCILIATION

	Three Months Ended March 31,
	2017	2016
(in thousands)
Net Income (loss)	$979	($168)
Interest (income)	(8)	(12)
Taxes	12	1
Depreciation and amortization	165	128
EBITDA earnings (loss)	$1,148	($51)

Equity compensation	97	95
Adjusted EBITDA earnings,
excluding equity compensation	$1,245	$44